NEWS RELEASE
22

CONTACTS
Media	Investor Relations
Angie Blackwell – 585-678-7141 Cheryl Gossin – 585-678-7191	Patty Yahn-Urlaub – 585-678-7483 Bob Czudak – 585-678-7170

Constellation Brands Reports
Q3 Fiscal 2010 Results

•	Achieves comparable basis diluted EPS of $0.54 and reported basis diluted EPS of $0.20
•	Reaffirms fiscal 2010 comparable basis diluted EPS guidance; lowers comparable basis tax rate projection; updates reported basis diluted EPS guidance
•	Continues to benefit from cost reduction efforts
•	Targets free cash flow to be at the upper-end of guidance range
•	Decreases debt by $336 million for fiscal 2010 year-to-date

Third Quarter 2010 Financial Highlights* (in millions, except per share data)

	Comparable	Change	Reported	Change
Consolidated net sales	$988	-4%	$988	-4%

Operating income	$190	-13%	$135	-32%

Operating margin	19.3%	-190 bps	13.6%	NM

Equity in earnings of equity method investees**	$60	-21%	$35	-55%

Earnings before interest and taxes (EBIT)	$250	-15%	-	-

Net income	$120	-9%	$44	-47%

Diluted earnings per share	$0.54	-10%	$0.20	-47%

VICTOR, N.Y., Jan. 7, 2010 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, reported today its fiscal 2010 third quarter results.  "During the quarter, we continued to execute well against our strategic goals of generating cash, paying down debt and reducing costs,”

-more-

said Rob Sands, president and chief executive officer, Constellation Brands.  “U.S. branded wine net sales were impacted by continuing economic challenges, higher levels of promotional spending in advance of the holiday selling season, and the expected shift of sales to the second quarter from the third quarter as part of our U.S. distributor network consolidation activities. But, we began to see improving depletion trends later in the quarter.”

Third Quarter 2010 Net Sales Highlights* (in millions)
	Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$988	-4%	-6%	$988	2%	-
Branded Wine	$868	2%	-	$868	2%	-
Spirits	$51	-54%	-54%	$51	-2%	-2%
Other	$68	-4%	-5%	$68	-4%	-5%

*Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”
NM= Not Meaningful

Net Sales Commentary

Reported consolidated net sales decreased four percent due primarily to the impact of the value spirits divestiture, partially offset by the favorable impact of year-over-year currency exchange rate fluctuations. Organic constant currency net sales were even with the prior year.

Branded wine organic net sales on a constant currency basis were even versus last year and included a three percent decrease in North America offset by increases of 12 percent in Europe and two percent in Australia/New Zealand. The sales increase in Europe was primarily due to higher volumes of lower priced products.

Total spirits organic net sales decreased two percent for the quarter. The decrease was primarily due to a difficult comparison versus third quarter fiscal 2009. Glass shortages for SVEDKA vodka relating to a new bottle changeover in last year’s second quarter resulted in higher shipment levels in last year’s third quarter. Spirits organic net sales for the first nine months of fiscal 2010 increased 18 percent with SVEDKA vodka net sales increasing more than 40 percent. The

-more-

brand continues to experience strong momentum in the marketplace.

Operating Income, Net Income, Diluted EPS Commentary

Wines segment operating income decreased $22 million versus the prior year third quarter. This is primarily due to the decrease in U.S. branded wine sales, divestiture of the value spirits business and a decrease in operating income from the international business.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $46 million, a decrease of 26 percent from the prior year third quarter.  For third quarter 2010, Crown Imports generated net sales of $499 million, a decrease of 10 percent, and operating income of $91 million, a decrease of 26 percent. Net sales for Crown were impacted primarily by volume declines. However, depletion trends outpaced shipments resulting in temporary wholesaler inventory reductions during the quarter. Operating income for Crown decreased due to lower net sales, expense timing related to national media programs for Corona Extra and Corona Light and a contractual cost increase.

“While the on-premise and convenience store channels remain challenging, we are seeing stabilization in the grocery channel as Crown continues to execute on targeted promotional spending, media support and the introduction of new packages for consumers to enjoy at a wide variety of venues, occasions and price points,” said Sands. “These actions have helped to improve depletion trends as we have also experienced import category market share gains during the quarter.”

For third quarter 2010, pre-tax restructuring charges, acquisition-related integration costs and unusual items totaled $81 million, including $60 million for impairment and other charges related to the Ruffino joint venture, compared to $21 million for the prior year third quarter.

Interest expense totaled $64 million, a decrease of 18 percent. The decrease was primarily due to lower average borrowings during the quarter.

“Our debt level has decreased $336 million since the beginning of fiscal 2010 and we are estimating full-year free cash flow to be at the upper-end of our guidance range,” said Bob Ryder, chief financial officer, Constellation Brands.

-more-

“We anticipate that proceeds from the pending sale of the U.K. cider business combined with targeted free cash flow generation during the fourth quarter will further advance our deleveraging efforts.”

The comparable basis effective tax rate in the third quarter was 35.4 percent which reflects the favorable outcome of various tax items. The company anticipates a full year comparable tax rate of approximately 35 percent which represents a reduction to previous guidance.

Summary

“The industry and our results continue to be impacted by the difficult economic climate. However, we believe we have the right strategies in place to organically grow the business as we continue to experience improving market trends in our U.S. wine and beer businesses,” said Sands. “Overall, we remain optimistic for the future and intend to continue to work toward reducing borrowings, improving free cash flow and optimizing return on invested capital. Our comparable basis diluted EPS expectation for the full year remains unchanged.”

 Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal 2010 compared to fiscal 2009 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal 2010
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY10 Estimate	FY09 Actual	FY10 Estimate	FY09 Actual
Fiscal Year Ending Feb. 28	$0.79 - $0.89	$(1.40)	$1.60 - $1.70	$1.60

Full-year fiscal 2010 guidance includes the following current assumptions:

•	Interest expense: approximately $260 - $270 million
•
Tax rate: approximately 51 percent on a reported basis, as compared to 35 percent on a comparable basis, primarily due to a provision of nine percentage points associated with the March 2009 sale of the value spirits

-more-

business; five percentage points related to the nondeductible charges associated with the company’s Ruffino joint venture; with the remainder primarily related to international restructuring activities which have minimal tax benefits

•	Weighted average diluted shares outstanding: approximately 222 million
•	Free cash flow: $230 - $270 million

Conference Call

A conference call to discuss third quarter 2010 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thursday, Jan. 7, 2010 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges, acquisition-related integration costs and unusual items.  The company’s measure of segment profitability excludes restructuring charges, acquisition-related integration costs and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers paired with storied brands that suit varied lives and tastes. With a broad portfolio of widely admired premium products across the wine, beer and

-more-

spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 total brands in our portfolio, sales in about 150 countries and operations in approximately 45 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation Brands and its product portfolio visit the company's web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on Feb. 19, 2010, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	realization of expected synergies from acquired businesses;
•	completion of various portfolio actions; implementation of consolidation activities and actual U.S. distributor transition experience;
•
achievement of all expected cost savings from the company's various restructuring plans, realization of expected asset sale proceeds from the sale of inventory and other assets, including the sale of the company’s U.K. cider business, and receipt of all consideration from the divestiture of the value spirits business;

•	completion of any transactions regarding the company’s Australian or United Kingdom businesses;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;
•
restructuring charges, acquisition-related integration costs and other one-time costs associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

-more-

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2009,  which could cause actual future performance to differ from current expectations.

#     #     #

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	November 30, 2009	February 28, 2009
Assets

Current Assets:
Cash and cash investments	$50.3	$13.1
Accounts receivable, net	901.7	524.6
Inventories	1,992.5	1,828.7
Prepaid expenses and other	149.1	168.1

Total current assets	3,093.6	2,534.5

Property, plant and equipment, net	1,649.5	1,547.5
Goodwill	2,571.5	2,615.0
Intangible assets, net	1,042.7	1,000.6
Other assets, net	371.3	338.9

Total assets	$8,728.6	$8,036.5

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$381.7	$227.3
Current maturities of long-term debt	99.5	235.2
Accounts payable	376.7	288.7
Accrued excise taxes	76.2	57.6
Other accrued expenses and liabilities	642.3	517.6

Total current liabilities	1,576.4	1,326.4

Long-term debt, less current maturities	3,616.0	3,971.1
Deferred income taxes	550.1	543.6
Other liabilities	288.9	287.1

Total liabilities	6,031.4	6,128.2

Total stockholders' equity	2,697.2	1,908.3

Total liabilities and stockholders' equity	$8,728.6	$8,036.5

-more-

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2009	November 30, 2008	November 30, 2009	November 30, 2008

Sales	$1,225.5	$1,306.9	$3,320.0	$3,758.1
Excise taxes	(237.8)	(275.7)	(663.9)	(838.6)
Net sales	987.7	1,031.2	2,656.1	2,919.5

Cost of product sold	(643.6)	(627.2)	(1,733.7)	(1,880.7)
Gross profit	344.1	404.0	922.4	1,038.8

Selling, general and administrative expenses	(204.3)	(200.5)	(538.7)	(659.2)
Impairment of intangible assets	-	-	-	(21.8)
Restructuring charges	(5.1)	(4.3)	(27.2)	(40.3)
Acquisition-related integration costs	(0.1)	(1.5)	(0.2)	(7.6)
Operating income	134.6	197.7	356.3	309.9

Equity in earnings of equity method investees	34.6	76.3	170.6	218.5
Interest expense, net	(64.0)	(78.4)	(197.4)	(245.7)
Income before income taxes	105.2	195.6	329.5	282.7

Provision for income taxes	(61.1)	(112.1)	(179.2)	(177.3)
Net income	$44.1	$83.5	$150.3	$105.4

Earnings Per Common Share:
Basic - Class A Common Stock	$0.20	$0.39	$0.69	$0.49
Basic - Class B Common Stock	$0.18	$0.35	$0.63	$0.45

Diluted - Class A Common Stock	$0.20	$0.38	$0.68	$0.48
Diluted - Class B Common Stock	$0.18	$0.35	$0.62	$0.44

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	196.505	194.451	195.880	193.656
Basic - Class B Common Stock	23.734	23.744	23.738	23.756

Diluted - Class A Common Stock	222.205	220.006	220.849	219.970
Diluted - Class B Common Stock	23.734	23.744	23.738	23.756

-more-

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	November 30, 2009	November 30, 2008
Cash Flows From Operating Activities
Net income	$150.3	$105.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	111.5	109.2
Stock-based compensation expense	39.2	34.1
Loss on contractual obligation from put option of Ruffino shareholder	34.3	-
Equity in earnings of equity method investees, net of distributed earnings	27.0	8.6
Amortization of intangible and other assets	8.9	10.0
Loss on business sold	0.8	15.8
Loss on disposal or impairment of long-lived assets, net	0.7	29.3
Deferred tax (benefit) provision	(22.8)	9.6
Write-down of inventory associated with the Australian Initiative	-	47.6
Impairment of intangible assets	-	21.8
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(307.3)	(187.4)
Inventories	(32.3)	(176.6)
Prepaid expenses and other current assets	7.3	16.4
Accounts payable	63.2	38.3
Accrued excise taxes	11.5	75.9
Other accrued expenses and liabilities	57.1	39.5
Other, net	39.3	133.4
Total adjustments	38.4	225.5
Net cash provided by operating activities	188.7	330.9

Cash Flows From Investing Activities
Proceeds from sale of business	276.4	204.2
Proceeds from sales of assets	16.5	18.9
Purchases of property, plant and equipment	(89.2)	(95.6)
Investment in equity method investee	(0.6)	(1.0)
Purchase of business, net of cash acquired	-	0.2
Capital distributions from equity method investees	0.2	20.7
Other investing activities	0.6	9.9
Net cash provided by investing activities	203.9	157.3

Cash Flows From Financing Activities
Principal payments of long-term debt	(529.8)	(225.2)
Net proceeds from (repayment of) notes payable	124.2	(137.4)
Proceeds from maturity of derivative instrument	33.2	-
Exercise of employee stock options	10.7	25.5
Proceeds from employee stock purchases	2.3	2.9
Excess tax benefits from stock-based payment awards	2.5	7.0
Net cash used in financing activities	(356.9)	(327.2)

Effect of exchange rate changes on cash and cash investments	1.5	(0.2)

Net increase in cash and cash equivalents	37.2	160.8
Cash and cash investments, beginning of period	13.1	20.5
Cash and cash investments, end of period	$50.3	$181.3

-more-

Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended			Nine Months Ended
	November 30, 2009	November 30, 2008	Percent Change	November 30, 2009	November 30, 2008	Percent Change

Segment Net Sales and Operating Income
Constellation Wines (1)
Branded wine net sales	$868.1	$848.7	2%	$2,308.4	$2,396.5	(4)%
Spirits net sales	51.3	111.4	(54)%	176.3	326.1	(46)%
Other net sales	68.3	71.1	(4)%	171.4	196.9	(13)%
Segment net sales	$987.7	$1,031.2	(4)%	$2,656.1	$2,919.5	(9)%
Operating income	$218.3	$240.5	(9)%	$553.8	$568.1	(3)%
% Net sales	22.1%	23.3%		20.9%	19.5%
Equity in earnings of equity method investees	$14.4	$14.6	NM	$15.3	$16.8	(9)%

Crown Imports
Segment net sales	$498.8	$554.7	(10)%	$1,827.6	$1,959.3	(7)%
Operating income	$91.4	$123.5	(26)%	$362.1	$410.9	(12)%
% Net sales	18.3%	22.3%		19.8%	21.0%

Consolidation and Eliminations
Segment net sales	$(498.8)	$(554.7)	(10)%	$(1,827.6)	$(1,959.3)	(7)%
Operating income	$(91.4)	$(123.5)	(26)%	$(362.1)	$(410.9)	(12)%
Equity in earnings of Crown Imports	$45.6	$61.7	(26)%	$180.7	$205.8	(12)%

Corporate Operations and Other
Consolidated net sales	$987.7	$1,031.2	(4)%	$2,656.1	$2,919.5	(9)%
Operating income	$(28.0)	$(21.9)	28%	$(72.7)	$(72.1)	1%
% Net sales	2.8%	2.1%		2.7%	2.5%

NM = Not Meaningful

(1)
In connection with the Company's divestiture of its value spirits business and the integration of the retained spirits brands into the Constellation Wines business, the Company changed its internal management financial reporting on May 1, 2009.  The Company now reports its operating results in three segments:  Constellation Wines, Crown Imports and Corporate Operations and Other.  Prior results have been restated to conform with the new segment presentation.

-more-

Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

					Constant
	Three Months Ended				Currency
	November 30,	November 30,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$707.9	$780.0	(9)%	1%	(10)%
Branded wine	$621.5	$630.3	(1)%	1%	(3)%
Spirits	$51.3	$111.4	(54)%	-	(54)%
Other	$35.1	$38.3	(8)%	2%	(10)%

Europe	$177.1	$163.3	8%	(2)%	11%
Branded wine	$146.1	$133.8	9%	(2)%	12%
Other	$31.0	$29.5	5%	(2)%	7%

Australia/New Zealand	$102.7	$87.9	17%	17%	-
Branded wine	$100.5	$84.6	19%	17%	2%
Other	$2.2	$3.3	(33)%	12%	(45)%

					Organic
					Constant
	Three Months Ended				Currency
	November 30,	November 30,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$621.5	$630.3	(1)%	1%	(3)%
Europe	146.1	133.8	9%	(2)%	12%
Australia/New Zealand	100.5	84.6	19%	17%	2%
Consolidated branded wine net sales	$868.1	$848.7	2%	2%	-

					Constant
	Nine Months Ended				Currency
	November 30,	November 30,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(3)
Geographic Net Sales (1)(2)
North America	$1,902.8	$2,098.6	(9)%	(1)%	(9)%
Branded wine	$1,665.1	$1,695.7	(2)%	(1)%	(1)%
Spirits	$176.3	$326.1	(46)%	-	(46)%
Other	$61.4	$76.8	(20)%	(2)%	(18)%

Europe	$485.6	$536.5	(9)%	(16)%	6%
Branded wine	$381.7	$429.9	(11)%	(15)%	4%
Other	$103.9	$106.6	(3)%	(18)%	15%

Australia/New Zealand	$267.7	$284.4	(6)%	(8)%	2%
Branded wine	$261.6	$270.9	(3)%	(8)%	5%
Other	$6.1	$13.5	(55)%	(1)%	(53)%

						Organic
						Constant
	Nine Months Ended					Currency
	November 30,	November 30,	Percent	Divestiture	Currency	Percent
	2009	2008	Change	Impact(4)	Impact	Change(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$1,665.1	$1,695.7	(2)%	-	(1)%	-
Europe	381.7	429.9	(11)%	-	(15)%	4%
Australia/New Zealand	261.6	270.9	(3)%	-	(8)%	5%
Consolidated branded wine net sales	$2,308.4	$2,396.5	(4)%	-	(5)%	1%

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)
Divestiture impact includes the removal of branded wine net sales associated with the Pacific Northwest brands for the period March 1, 2008, through May 31, 2008, included in the nine months ended November 30, 2008.

-more-

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold certain Pacific Northwest wine brands on June 5, 2008; exited certain spirits production contracts in connection with the sale of a Canadian distilling facility on August 31, 2008; and sold certain value spirits brands on March 24, 2009, organic net sales for the respective periods are defined by the company as reported net sales less net sales of Pacific Northwest wine brands and/or net sales of certain spirits contract production services and/or value brands, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

					Constant					Constant
	Three Months Ended				Currency	Nine Months Ended				Currency
	November 30,	November 30,	Percent	Currency	Percent	November 30,	November 30,	Percent	Currency	Percent
	2009	2008	Change	Impact	Change(1)	2009	2008	Change	Impact	Change(1)
Consolidated Net Sales
Branded wine	$868.1	$848.7	2%	2%	-	$2,308.4	$2,396.5	(4)%	(4)%	1%
Spirits	51.3	111.4	(54)%	-	(54)%	176.3	326.1	(46)%	-	(46)%
Other	68.3	71.1	(4)%	1%	(5)%	171.4	196.9	(13)%	(10)%	(2)%
Consolidated reported net sales	987.7	1,031.2	(4)%	2%	(6)%	2,656.1	2,919.5	(9)%	(4)%	(5)%
Less: Pacific Northwest branded wine net sales (2)	-	-				-	(7.9)
Less: Spirits net sales (3)	-	(59.3)				-	(177.3)
Consolidated organic net sales	$987.7	$971.9	2%	2%	-	$2,656.1	$2,734.3	(3)%	(4)%	2%

Branded Wine Net Sales
Branded wine reported net sales	$868.1	$848.7	2%	2%	-	$2,308.4	$2,396.5	(4)%	(4)%	1%
Less: Pacific Northwest branded wine net sales (2)	-	-				-	(7.9)
Branded wine organic net sales	$868.1	$848.7	2%	2%	-	$2,308.4	$2,388.6	(3)%	(4)%	1%

Spirits Net Sales
Spirits reported net sales	$51.3	$111.4	(54)%	-	(54)%	$176.3	$326.1	(46)%	-	(46)%
Less: Spirits net sales (3)	-	(59.3)				-	(177.3)
Spirits organic net sales	$51.3	$52.1	(2)%	-	(2)%	$176.3	$148.8	18%	-	18%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2008, through May 31, 2008, included in the nine months ended November 30, 2008.

(3)
Includes certain spirits contract production services net sales and and certain value spirits brands net sales for the period September 1, 2008, through November 30, 2008, included in the three months ended November 30, 2008.  Includes certain spirits contract production services net sales for the period March 1, 2008, through November 30, 2008, and certain value spirits brands net sales for the period March 25, 2008, through November 30, 2008, included in the nine months ended November 30, 2008.

-more-

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended November 30, 2009					Three Months Ended November 30, 2008
											Percent Change - Reported Basis (GAAP)
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other(3)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(2)	Other(3)	Comparable Basis (Non- GAAP)		Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$987.7				$987.7	$1,031.2				$1,031.2	(4)%	(4)%
Cost of product sold	(643.6)	2.0	3.2		(638.4)	(627.2)	6.1	2.3	-	(618.8)	3%	3%
Gross Profit	344.1	2.0	3.2	-	349.3	404.0	6.1	2.3	-	412.4	(15)%	(15)%
Selling, general and administrative expenses ("SG&A")	(204.3)		11.0	34.3	(159.0)	(200.5)		6.7		(193.8)	2%	(18)%
Impairment of intangible assets	-		-		-	-		-		-	N/A	N/A
Restructuring charges	(5.1)		5.1		-	(4.3)		4.3		-	19%	N/A
Acquisition-related integration costs	(0.1)		0.1		-	(1.5)		1.5		-	(93)%	N/A
Operating Income	134.6	2.0	19.4	34.3	190.3	197.7	6.1	14.8	-	218.6	(32)%	(13)%
Equity in earnings of equity method investees	34.6			25.4	60.0	76.3			-	76.3	(55)%	(21)%
EBIT					250.3					294.9	N/A	(15)%
Interest expense, net	(64.0)				(64.0)	(78.4)				(78.4)	(18)%	(18)%
Income Before Income Taxes	105.2	2.0	19.4	59.7	186.3	195.6	6.1	14.8	-	216.5	(46)%	(14)%
(Provision for) benefit from income taxes	(61.1)	(0.8)	(4.0)	-	(65.9)	(112.1)	(2.3)	(2.5)	32.4	(84.5)	(45)%	(22)%
Net Income	$44.1	$1.2	$15.4	$59.7	$120.4	$83.5	$3.8	$12.3	$32.4	$132.0	(47)%	(9)%
Diluted Earnings Per Common Share	$0.20	$0.01	$0.07	$0.27	$0.54	$0.38	$0.02	$0.06	$0.15	$0.60	(47)%	(10)%
Weighted Average Common Shares Outstanding - Diluted	222.205	222.205	222.205	222.205	222.205	220.006	220.006	220.006	220.006	220.006

Gross Margin	34.8%				35.4%	39.2%				40.0%
SG&A as a percent of net sales	20.7%				16.1%	19.4%				18.8%
Operating Margin	13.6%				19.3%	19.2%				21.2%
Effective Tax Rate	58.1%				35.4%	57.3%				39.0%

-more-

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Nine Months Ended November 30, 2009					Nine Months Ended November 30, 2008
											Percent Change - Reported Basis (GAAP)
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(4)	Other(5)	Comparable Basis (Non- GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(4)	Other(5)	Comparable Basis (Non- GAAP)		Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$2,656.1				$2,656.1	$2,919.5				$2,919.5	(9)%	(9)%
Cost of product sold	(1,733.7)	7.2	21.0		(1,705.5)	(1,880.7)	16.7	56.2	0.1	(1,807.7)	(8)%	(6)%
Gross Profit	922.4	7.2	21.0	-	950.6	1,038.8	16.7	56.2	0.1	1,111.8	(11)%	(14)%
Selling, general and administrative expenses ("SG&A")	(538.7)		34.9	34.3	(469.5)	(659.2)		43.4		(615.8)	(18)%	(24)%
Impairment of intangible assets	-				-	(21.8)		21.8		-	(100)%	N/A
Restructuring charges	(27.2)		27.2		-	(40.3)		40.3		-	(33)%	N/A
Acquisition-related integration costs	(0.2)		0.2		-	(7.6)		7.6		-	(97)%	N/A
Operating Income	356.3	7.2	83.3	34.3	481.1	309.9	16.7	169.3	0.1	496.0	15%	(3)%
Equity in earnings of equity method investees	170.6			25.4	196.0	218.5			4.1	222.6	(22)%	(12)%
EBIT					677.1					718.6	N/A	(6)%
Interest expense, net	(197.4)				(197.4)	(245.7)				(245.7)	(20)%	(20)%
Income Before Income Taxes	329.5	7.2	83.3	59.7	479.7	282.7	16.7	169.3	4.2	472.9	17%	1%
(Provision for) benefit from income taxes	(179.2)	(2.8)	15.4	-	(166.6)	(177.3)	(6.3)	(17.1)	32.4	(168.3)	1%	(1)%
Net Income	$150.3	$4.4	$98.7	$59.7	$313.1	$105.4	$10.4	$152.2	$36.6	$304.6	43%	3%
Diluted Earnings Per Common Share	$0.68	$0.02	$0.45	$0.27	$1.42	$0.48	$0.05	$0.69	$0.17	$1.38	42%	3%
Weighted Average Common Shares Outstanding - Diluted	220.849	220.849	220.849	220.849	220.849	219.970	219.970	219.970	219.970	219.970

Gross Margin	34.7%				35.8%	35.6%				38.1%
SG&A as a percent of net sales	20.3%				17.7%	22.6%				21.1%
Operating Margin	13.4%				18.1%	10.6%				17.0%
Effective Tax Rate	54.4%				34.7%	62.7%				35.6%

-more-

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and nine months ended November 30, 2009, and November 30, 2008.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended November 30, 2009, strategic business realignment items primarily include costs recognized by the company in connection with the Global Initiative of $9.1 million, net of a tax benefit of $4.1 million, and the Australian Initiative of $3.3 million, net of a tax benefit of $0.0 million.  For the three months ended November 30, 2008, strategic business realignment items consist primarily of costs recognized by the company in connection with its Australian Initiative of $6.1 million, net of a tax benefit of $0.0 million, and its Fiscal 2007 Wine Plan of $5.0 million, net of a tax benefit of $1.8 million.

(3)
For the three months ended November 30, 2009, other consists of a loss of $34.3 million, net of a tax benefit of $0.0 million, on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino S.r.l. (“Ruffino”) to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value, and $25.4 million, net of a tax benefit of $0.0 million, associated with the impairment of the Company’s investment in Ruffino.  For the three months ended November 30, 2008,  other consists of $32.4 million associated with the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges.

(4)
For the nine months ended November 30, 2009, strategic business realignment items primarily include (i)  costs recognized by the company in connection with the Global Initiative of $42.7 million, net of a tax benefit of $20.5 million; (ii)  tax expense associated with the March 2009 divestiture of the value spirits business of $37.5 million; and (iii) costs recognized by the company in connection with the Fiscal 2007 Wine Plan and Australian Initiative of $8.6 million, net of a tax benefit of $1.9 million, and $8.1 million, net of a tax benefit of $0.0 million, respectively.  For the nine months ended November 30, 2008, strategic business realignment items consist primarily of (i)  costs recognized by the company in connection with the Australian Initiative of $110.1 million, net of a tax benefit of $0.6 million, the Fiscal 2007 Wine Plan of $9.2 million, net of a tax benefit of $3.6 million, and the Fiscal 2008 Plan of $8.9 million, net of a tax benefit of $3.2 million; and (ii)  the loss in connection with the disposal of the Pacific Northwest wine brands of $17.1 million, net of a tax benefit of $6.1 million.

(5)
For the nine months ended November 30, 2009, other consists of a loss of $34.3 million, net of a tax benefit of $0.0 million, on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino S.r.l. (“Ruffino”) to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value, and $25.4 million, net of a tax benefit of $0.0 million, associated with the impairment of the Company’s investment in Ruffino.  For the nine months ended November 30, 2008,  other consists primarily of $32.4 million associated with the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges, and $4.1 million, net of a tax benefit of $0.0 million, associated with the impairment of an Australian equity method investment.

DEFINITIONS
Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Fiscal 2008 Plan
The company's plan announced in November 2007 to streamline certain of its international operations, primarily in Australia; certain other restructuring charges incurred during the third quarter of fiscal 2008 in connection with the consolidation of certain spirits production processes in the U.S.; and its plan announced in January 2008 to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of Beam Wine Estates, Inc. ("BWE") (collectively, the "Fiscal 2008 Plan").

Fiscal 2007 Wine Plan
The company's plan announced in August 2006 to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan").

-more-

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2010

Forecasted diluted earnings per share - reported basis (GAAP)	$0.79	$0.89
Inventory step-up	0.03	0.03
Strategic business realignment (1)	0.51	0.51
Other (2)	0.27	0.27
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.60	$1.70

Actual for the Year Ended February 28, 2009

Diluted earnings per share - reported basis (GAAP)	$(1.40)
Inventory step-up	0.06
Strategic business realignment (1)	0.97
Other (2)	1.94
Impact of anti-dilutive potential common shares (4)	0.03
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.60

(1)
Includes $0.24, $0.17, $0.04, $0.04 and $0.01 diluted earnings per share for the year ending February 28, 2010, associated with the Global Initiative; tax expense associated with the March 2009 divestiture of the value spirits business; the Australian Initiative; the Fiscal 2007 Wine Plan; and other previously announced restructuring plans, respectively.  Includes $0.63, $0.09, $0.08, $0.08, $0.05, $0.02 and $0.02 diluted earnings per share for the year ended February 28, 2009, associated with the Australian Initiative; a loss, primarily on assets held for sale, in connection with the March 2009 divestiture of the value spirits business; a loss in connection with the June 2008 divestiture of the Pacific Northwest wine brands; the Fiscal 2007 Wine Plan; the Fiscal 2008 Plan; a loss in connection with the sale of a Canadian distilling facility; and other previously announced restructuring plans, respectively.(3)

(2)
Includes $0.15 and $0.11 diluted earnings per share for the year ending February 28, 2010, associated with the loss on the contractual obligation created by the notification by the 9.9% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the Company for a specified minimum value, and the impairment of the Company’s investment in Ruffino, respectively.  Includes $1.23, $0.38, $0.18 and $0.15 diluted earnings per share for the year ended February 28, 2009, associated with impairments of certain goodwill and intangible assets; impairments of certain equity method investments; the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges; and a loss on the adjustment of certain inventory, primarily Australian, related to prior years; respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

(4)
In accordance with the FASB guidance for earnings per share, the dilutive impact of potential common shares is excluded from the company's reported diluted loss per share calculation for the year ended February 28, 2009, as the inclusion of these potential common shares would be antidilutive.  As a result of the company having net income on a comparable basis for the year ended February 28, 2009, the dilutive impact of potential common shares is included in the company's comparable diluted earnings per share calculation.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2010

Net cash provided by operating activities (GAAP)	$360.0	$420.0
Purchases of property, plant and equipment	(130.0)	(150.0)
Free cash flow (Non-GAAP)	$230.0	$270.0

	Actual for the Nine Months Ended November 30, 2009	Actual for the Nine Months Ended November 30, 2008

Net cash provided by operating activities (GAAP)	$188.7	$330.9
Purchases of property, plant and equipment	(89.2)	(95.6)
Free cash flow (Non-GAAP)	$99.5	$235.3